KPMG LLP

2755 Augustine Drive
Suite 701
Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2025, with respect to the consolidated financial statements of AEye, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Santa Clara, California
February 24, 2025